Exhibit 99.2

Prestige Brands Holdings, Inc.
Pro-Forma Condensed Combined Financial Statements
(Unaudited)

On January 26, 2017, Prestige Brands Holdings, Inc. (referred to herein as "Prestige", the "Company" or "we", which reference shall, unless the context requires otherwise, be deemed to refer to Prestige Brands Holdings, Inc. and all of its direct and indirect 100% owned subsidiaries on a consolidated basis) completed its previously announced acquisition of C.B. Fleet Company, Inc. ("Fleet"), a manufacturer, developer, marketer and distributor of over-the-counter ("OTC") healthcare products in North America and internationally for $825.0 million in cash plus cash on hand at closing and subject to adjustments related to net working capital. The closing followed the Federal Trade Commission’s (“FTC”) approval of the acquisition, and was finalized pursuant to the terms of the purchase agreement announced on December 22, 2016. Pursuant to the Fleet purchase agreement, the Company acquired OTC pharmaceutical brands sold in North America and internationally (including related trademarks, contracts and inventory), including multiple feminine hygiene, gastrointestinal care and infant care brands.

In connection with this acquisition, on January 26, 2017, the Company entered into Amendment No. 4 (the "Term Loan Amendment No. 4") to the 2012 Term Loan. Term Loan Amendment No. 4 provides for (i) the refinancing of our outstanding term loans and the creation of a new class of Term B-4 Loans under the 2012 Term Loan (the "Term B-4 Loans") in an aggregate principal amount of $1,427.0 million, (ii) increased flexibility under the 2012 Term Loan, including but not limited to additional investment, restricted payment and debt incurrence flexibility and financial maintenance covenant relief and (iii) an interest rate on the Term B-4 Loans that is based, at the Borrower’s option, on a LIBOR rate plus a margin of 2.75% per annum, with a LIBOR floor of 1.00%, or an alternative base rate plus a margin (with a margin step-down to 2.50% per annum based upon achievement of a specified first lien net leverage ratio). In addition, Citibank, N.A. was succeeded by Barclays Bank PLC as administrative agent under the 2012 Term Loan.
Also, on January 26, 2017, we entered into Amendment No. 6 (the "ABL Amendment No. 6") to the 2012 ABL Revolver. ABL Amendment No. 6 provides for (i) a $40.0 million increase in revolving commitments under the 2012 ABL Revolver, (ii) an extension of the maturity date of revolving commitments to January 26, 2022 and (iii) increased flexibility under the 2012 ABL Revolver, including but not limited to additional investment, restricted payment and debt incurrence flexibility consistent with the Term Loan Amendment No. 4. We may voluntarily repay outstanding loans under the 2012 ABL Revolver at any time without a premium or penalty.
The unaudited pro forma combined statements of operations for the fiscal year ended March 31, 2016 and for the nine months ended December 31, 2016 have been prepared to illustrate the effects of the acquisition and related financings (collectively, the "Transactions"), as if they had occurred on April 1, 2015. The unaudited pro forma combined balance sheet has been prepared to illustrate the effects of the Transactions as if they had occurred on December 31, 2016. The pro forma data has been derived from the audited financial statements of Prestige for the fiscal year ended March 31, 2016 and the unaudited financial statements of Prestige for the nine months ended December 31, 2016, the audited financial statements of Fleet for the fiscal year ended January 2, 2016 and the unaudited financial statements of Fleet for the nine months ended December 31, 2016. Fleet has historically used a 52/53 week fiscal year ending closest to December 31. For purposes of the pro forma combined financial information for the fiscal year ended March 31, 2016 and for the nine months ended December 31, 2016 herein, the year ended January 2, 2016 and the nine months ended December 31, 2016 was used for Fleet, respectively. Fleet's net revenues and net income were $53.7 million and $2.0 million, respectively, for the three months ended March 31, 2016.

The pro forma adjustments contained in the unaudited pro forma combined financial information are based on the latest available information and certain adjustments that management believes are reasonable. These unaudited pro forma adjustments include a preliminary allocation of the purchase price of Fleet to the assets acquired and liabilities assumed based on a preliminary valuation analysis; however, the final valuation may differ from this preliminary valuation. The actual results reported by the combined company in periods following the Transactions may differ materially from that reflected in this unaudited pro forma combined financial information.

The unaudited pro forma combined financial information presented herein is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined financial information gives effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Transactions had occurred as of the dates indicated or what the results of operations would be for any future periods.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Prestige Brands Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, filed on February 2, 2017, and the Annual Report on Form 10-K for the year ended March 31, 2016, filed on May 17, 2016 and the historical audited consolidated financial statements of Fleet for the year ended December 31, 2016 (included elsewhere in this Current Report on Form 8-K).

It is management's opinion that these pro forma financial statements represent the fair presentation, in all material respects, of the transaction described above applied on a basis consistent with Prestige’s accounting policies. No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction.

Prestige Brands Holdings, Inc.
Pro Forma Combined Statement of Operations
For the Twelve Months ended March 31, 2016
(Unaudited)

(In thousands, except per share data)	Prestige Brands Holdings, Inc.	Historical Fleet (1)	Pro Forma Adjustments		Pro Forma Combined (4)
Revenues
Net sales	$803,088	$198,190	$—		$1,001,278
Other revenues	3,159	261	—		3,420
Total revenues	806,247	198,451	—		1,004,698

Cost of Sales	339,036	100,256	—		439,292
Gross profit	467,211	98,195	—		565,406

Operating Expenses
Advertising and promotion	110,802	37,891	—		148,693
General and administrative	72,418	27,386	—		99,804
Depreciation and amortization	23,676	6,027	506	(4a)	30,209
Total operating expenses	206,896	71,304	506		278,706
Operating income (loss)	260,315	26,891	(506)		286,700

Other (income) expense
Interest expense, net	85,160	21,978	6,414	(4b)	113,552
Loss on extinguishment of debt	17,970	639	—		18,609
Total other expense	103,130	22,617	6,414		132,161
Income (loss) before income taxes	157,185	4,274	(6,920)		154,539
Provision (benefit) for income taxes	57,278	1,066	(2,768)	(4d)	55,576
Net income (loss)	$99,907	$3,208	$(4,152)		$98,963

Earnings per share:
Basic	$1.89				$1.88
Diluted	$1.88				$1.86

Weighted average shares outstanding:
Basic	52,754				52,754
Diluted	53,143				53,143
The accompanying notes are an integral part of this pro forma combined statement of operations.

Prestige Brands Holdings, Inc.
Pro Forma Combined Statement of Operations
For the Nine Months ended December 31, 2016
(Unaudited)

(In thousands, except per share data)	Prestige Brands Holdings, Inc.	Historical Fleet (1)	Pro Forma Adjustments		Pro Forma Combined (4)
Revenues
Net sales	$640,519	$158,259	$—		$798,778
Other revenues	871	232	—		1,103
Total revenues	641,390	158,491	—		799,881

Cost of Sales	271,287	76,107	—		347,394
Gross profit	370,103	82,384	—		452,487

Operating Expenses
Advertising and promotion	86,909	31,017	—		117,926
General and administrative	60,383	21,855	(3,690)	(4c)	78,548
Depreciation and amortization	18,700	5,156	(218)	(4a)	23,638
Other expense (income), net	51,552	—	—		51,552
Total operating expenses	217,544	58,028	(3,908)		271,664
Operating income	152,559	24,356	3,908		180,823

Other (income) expense
Interest expense, net	60,511	19,782	1,512	(4b)	81,805
Total other expense	60,511	19,782	1,512		81,805
Income before income taxes	92,048	4,574	2,396		99,018
Provision for income taxes	33,743	4,809	958	(4d)	39,510
Net income (loss)	$58,305	$(235)	$1,438		$59,508

Earnings per share:
Basic	$1.10				$1.12
Diluted	$1.09				$1.12

Weighted average shares outstanding:
Basic	52,960				52,960
Diluted	53,339				53,339
The accompanying notes are an integral part of this pro forma combined statement of operations.

Prestige Brands Holdings, Inc.
Pro Forma Consolidated Balance Sheet
As of December 31, 2016
(Unaudited)

(In thousands)	Prestige Brands Holdings, Inc.	Fleet	Pro Forma Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$63,289	$16,701	$(12,468)	(3a)	$67,522
Accounts receivable, net	104,388	31,188	—		135,576
Inventories	100,926	31,900	(11,250)	(3b)	121,576
Deferred income tax assets	12,602	—	—		12,602
Prepaid expenses and other current assets	10,005	6,441	—		16,446
Total current assets	291,210	86,230	(23,718)		353,722

Property and equipment, net	12,865	35,361	2,811	(3c)	51,037
Goodwill	345,485	118,726	106,555	(3d)	570,766
Intangible assets, net	2,156,378	237,368	598,232	(3e)	2,991,978
Other long-term assets	4,914	1,007	428	(3f)	6,349
Total Assets	$2,810,852	$478,692	$684,308		$3,973,852

Liabilities and Stockholders' Equity
Current liabilities
Current portion of long-term debt	$—	$505	$3,063	(3g)	$3,568
Accounts payable	45,250	15,109	—		60,359
Accrued interest payable	8,399	—	(66)	(3h)	8,333
Other accrued liabilities	65,348	8,511	(4,139)	(3h)	69,720
Income taxes payable	13,327	158	—		13,485
Total current liabilities	132,324	24,283	(1,142)		155,465

Long-term liabilities
Long-term debt, net of unamortized discount	1,415,579	288,771	528,406	(3g)	2,232,756
Deferred income tax liabilities	459,780	73,235	235,288	(3i)	768,303
Other long-term liabilities	3,312	21,489	—		24,801
Total Liabilities	2,010,995	407,778	762,552		3,181,325

Total Stockholders' Equity	799,857	70,914	(78,244)	(3j)	792,527
Total Liabilities and Stockholders' Equity	$2,810,852	$478,692	$684,308		$3,973,852
The accompanying notes are an integral part of these pro forma consolidated balance sheets.

Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

1. Fleet historical classifications

During the preparation of the unaudited pro forma condensed combined financial statements, Prestige was not aware of any material differences between the accounting policies of Fleet and Prestige, except for LIFO inventory (as adjusted in Note (3b)) and certain reclassifications necessary to conform to Prestige's presentation as discussed below. Accordingly, the accompanying unaudited pro forma condensed combined financial statements do not assume any material differences in the accounting policies between the companies.

Based on our preliminary review of the accounting policies and financial statement presentation, certain reclassifications have been made to conform with Prestige's presentation. Financial information presented in the Fleet column in the unaudited pro forma condensed combined financial statements for each of the periods below have been reclassified to conform to the Prestige presentation.

	Year Ended January 2, 2016				Nine Months Ended December 31, 2016
(In thousands, except per share data)	Fleet - Before Reclassifications	Fleet - Reclassifications		Fleet - After Reclassifications	Fleet - Before Reclassifications	Fleet - Reclassifications		Fleet - After Reclassifications
Revenues
Net sales	$198,526	$(336)	(a)	$198,190	$158,518	$(259)	(a)	$158,259
Other revenues	261	—		261	232			232
Total revenues	198,787	(336)		198,451	158,750	(259)		158,491

Cost of sales	82,259	17,997	(b)	100,256	63,343	12,764	(b)	76,107
Gross profit	116,528	(18,333)		98,195	95,407	(13,023)		82,384

Operating Expenses
Advertising and promotion	27,583	10,308	(c)	37,891	24,204	6,813	(c)	31,017
General and administrative	61,579	(34,193)	(d)	27,386	46,650	(24,795)	(d)	21,855
Depreciation and amortization	—	6,027	(e)	6,027	—	5,156	(e)	5,156
Other expense (income), net	16	(16)	(f)	—	16	(16)	(f)	—
Total operating expenses	89,178	(17,874)		71,304	70,870	(12,842)		58,028
Operating income	27,350	(459)		26,891	24,537	(181)		24,356

Other (income) expense
Interest expense, net	21,978	—		21,978	19,782	—		19,782
Loss on extinguishment of debt	—	639	(g)	639	—	—		—
Other non-operating expenses (income)	1,098	(1,098)	(h)	—	181	(181)	(h)	—
Total other expense	23,076	(459)		22,617	19,963	(181)		19,782
Income before income taxes	4,274	—		4,274	4,574	—		4,574
Provision for income taxes	1,066	—		1,066	4,809			4,809
Net income (loss)	$3,208	$—		$3,208	$(235)	$—		$(235)

(a) Amounts reclassified against net sales represent certain customer compliance charges, which Fleet previously recorded as a selling expense and are included herein in general and administrative expense.

(b) Amounts reclassified to cost of sales represent primarily certain freight, warehousing, distribution and insurance costs, which Fleet previously recorded as a selling expense and are included herein in general and administrative expense.

(c) Amounts reclassified to advertising and promotion costs represent primarily certain market research, broker commissions and certain costs associated with new products, which Fleet previously recorded as a selling expense and are included herein in general and administrative expense.

(d) Amounts reclassified from general and administrative expense represent costs reclassified against net sales, cost of sales, advertising and promotion and depreciation and amortization as described herein.

(e) Amounts reclassified to depreciation and amortization represent primarily certain property and equipment and intangible asset amortization that is included in general and administrative expense and not recorded in cost of sales.

(f) Amounts reclassified from other expense represent loss on sales of fixed assets and are reclassified to general and administrative expense.

(g) Amounts reclassified from other non-operating expense, represent a loss on extinguishment of debt on Fleet's historical financial statements.

(h) Amounts reclassified from other non-operating expense represent currency rate fluctuations reclassified to general and administrative expense and loss on extinguishment of debt shown separately in (g) above.

2. Description of the business combination

On January 26, 2017, Prestige acquired 100% of the assets of Fleet for $825.0 million plus cash on hand at closing and subject to certain adjustments related to net working capital. Prestige increased its term loan facility by $740.0 million, borrowed $90.0 million on its revolving credit facility and used $14.2 million of cash on hand at the time of closing. Prestige is in the process of determining the fair value of the net assets acquired. Our final determination may differ from our preliminary estimates. The following table summarizes the preliminary purchase price allocation of the Fleet acquisition under ASC 805 as if the Fleet acquisition had occurred on December 31, 2016.

($ in thousands) Allocation of purchase price	Amount
Cash	$16,701
Accounts receivable	31,188
Inventories	20,650
Income taxes receivable	2,179
Prepaid expenses and other current assets	4,262
Property, plant and equipment, net	38,172
Goodwill	225,281
Intangible assets	835,600
Other long-term assets	1,007
Accounts payable	(15,109)
Accrued expenses	(3,504)
Income taxes payable	(158)
Other current liabilities	(1,564)
Deferred income taxes - long term	(308,523)
Other long-term liabilities	(21,489)
Net assets acquired	$824,693

($ in thousands) Intangible Assets	Amount
Total intangible assets acquired	$835,600
Non-amortizable intangible assets	745,100
Amortizable intangible assets	$90,500
Estimated weighted average useful life	15.82
Pro-forma annual amortization - 12 months	$5,721
Pro-forma annual amortization - 9 months	$4,291

3. Adjustments to the unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016

(3a) Represents the net cash paid by Prestige from cash on hand to acquire Fleet.

($ in thousands) Borrowings and payments	Amount
Borrowing under Term Loan B-4	$1,427,000
Borrowing under the ABL Revolver	90,000
Total proceeds	1,517,000
Less: OID and deferred financing costs	(3,978)
Less: Repayment of Term Loan B-3	(687,000)
Less: Repayment of Term Loan B-3 accrued interest	(66)
Payments made at close related to the purchase of Fleet	(824,693)
Payments made at close related to debt refinancing costs	(13,731)
Net decrease in cash for items paid at close	$(12,468)

(3b) Represents the elimination of the historic Fleet LIFO adjustment and the estimated inventory step-up to fair value over historical value.

($ in thousands) Inventory	Amount
Fleet historic LIFO adjustment	$(14,089)
Inventory step-up (1)	2,839
Net adjustment	$(11,250)
(1) After the acquisition, the step-up in inventory fair value of $2.8 million will increase cost of sales over approximately 2 months as the inventory is sold. This increase is not reflected in the pro forma condensed combined statements of operations because it does not have a continuing impact.

(3c) Represents the estimated step-up to fair value of the property plant and equipment over historical values.

(3d) Represents the adjustment to record goodwill resulting from the Fleet acquisition.

($ in thousands) Goodwill	Amount
Estimated goodwill at acquisition	$225,281
Eliminate Fleet's existing goodwill	(118,726)
Net adjustment	$106,555

Our preliminary allocation of the purchase price to the net tangible and identifiable intangible assets is based on their estimated acquisition-date fair values. The excess of the purchase price over the estimated fair values of the net tangible and identifiable intangible assets acquired has been recorded as goodwill. The goodwill is not expected to be deductible for tax purposes.

(3e) Represents adjustment to record identifiable intangible assets of Fleet at the fair value on the acquisition date. The fair value estimates for identifiable intangible assets is preliminary and is determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for assets (i.e., its highest and best use). The final fair value determination for identifiable intangible assets may differ from this preliminary determination, and such differences may be material. The preliminary fair value of identifiable intangible assets was primarily determined using the "income approach" which is a valuation technique that provides an estimate of the fair value of an asset based on market participation expectations of the cash flows that an asset would generate over its remaining useful life. Some of the more significant assumptions used in the income approach from the perspective of a market participant include the estimated net cash flows for each year for each identifiable intangible asset, the discount rate that measures the risk inherent in each future cash flow stream, the assessment of each asset's life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. No assurance can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For this and other reasons, actual results may vary significantly from estimated results.

A summary of the identifiable intangible assets estimated to be recorded in connection with the Fleet acquisition is as follows:

($ in thousands) Intangible Assets	Amount
Customer relationships	$33,500
Tradenames	57,000
Finite-lived intangible assets	90,500
Indefinite-lived tradename intangible assets	745,100
Total estimated identifiable intangible assets	835,600
Eliminate Fleet's existing intangible assets	(237,368)
Net adjustment	$598,232

(3f) Represents the adjustment to record the additional costs to borrow under the amended ABL Revolver. The new deferred financing costs consist principally of legal and appraisal fees and expenses to expand our ABL Revolver by $40.0 million and include the Fleet assets under the borrowing facility.

(3g) Represents the adjustments to record the incremental Term Loan and ABL Revolver and the debt financing costs related to the Term Loan B-4. The Term Loan financing costs consist primarily of debt discount and bankers fees and legal cost to complete the term loan.

($ in thousands) Long term debt total	Total	Long Term Debt	Debt Financing Costs
Incremental Term Loan	$729,326	$740,000	$(10,674)
Incremental ABL Revolver	90,000	90,000	—
Incremental borrowings to acquire Fleet	819,326	830,000	(10,674)
Loss on extinguishment of debt	1,419	—	1,419
Incremental debt to acquire Fleet	820,745	830,000	(9,255)
Elimination of existing Fleet debt and debt finance costs	(289,276)	(295,650)	6,374
Net adjustment	$531,469	$534,350	$(2,881)

($ in thousands) Current portion of long term debt	Total	Long Term Debt	Debt Financing Costs
Current portion of long term debt of new Term Loan B-4 facility	$3,568	$3,568	$—
Eliminate existing Fleet current portion of long term debt	(505)	(505)	—
Net adjustment	$3,063	$3,063	$—

($ in thousands) Long term debt	Total	Long Term Debt	Debt Financing Costs
Incremental Term Loan	$725,758	$736,432	$(10,674)
Incremental ABL Revolver	90,000	90,000	—
Incremental borrowings to acquire Fleet	815,758	826,432	(10,674)
Loss on extinguishment of debt	1,419	—	1,419
Incremental debt to acquire Fleet	817,177	826,432	(9,255)
Elimination of existing Fleet debt and debt finance costs	(288,771)	(295,145)	6,374
Net adjustment	$528,406	$531,287	$(2,881)

(3h) Represents the payoff of the existing accrued interest at December 31, 2016 for Fleet and Prestige related to the debt refinanced to acquire Fleet and Prestige's transaction expenses related to the Fleet acquisition.

($ in thousands) Accrued interest	Total	Accrued Interest	Other Accrued Liabilities
Prestige accrued interest at December 31, 2016 on the Term Loan B-3	$(66)	$(66)	$—
Fleet accrued interest on indebtedness	(3,443)	—	(3,443)
Total accrued interest at December 31, 2016 to be repaid at closing	$(3,509)	$(66)	$(3,443)

Other transaction expenses
Additional Prestige transaction costs incurred	$2,548	$—	$2,548
Additional Prestige debt refinancing costs incurred	1,643	—	1,643
Tax benefit related to costs incurred (1)	(4,887)	—	(4,887)
Transaction costs accrued at December 31, 2016 and paid after close	$(696)	$—	$(696)

Total interest and accrued transaction costs paid	$(4,205)	$(66)	$(4,139)
(1) The tax benefit recognized at an expected statutory rate of 40% on the additional costs incurred after December 31, 2016 that are given effect on the pro forma balance sheet consisting of; (i) transaction costs of $10.8 million (including $8.3 million assumed to have been paid through cash at close) and (ii) loss on extinguishment of debt of $1.4 million.

(3i) Represents the estimated additional deferred tax liabilities required to be recognized at the acquisition consisting of the differences between the estimated fair value of the assets acquired over the carry over tax basis acquired at the expected statutory rate of 40.0%.

($ in thousands) Deferred tax liability	DTL	Difference	Book Value	Tax Value
Inventory	$(4,653)	$(11,632)	$21,987	$33,619
Property, plant and equipment	1,124	2,811	38,661	35,850
Intangible assets	238,817	597,043	835,600	238,557
Net adjustment	$235,288	$588,222	$896,248	$308,026

(3j) Represents adjustments to stockholders' equity to reflect (i) the recognition of $12.3 million of transaction costs estimated to be incurred by Prestige related to the Fleet acquisition, less $1.5 million of costs incurred as of December 31, 2016; (ii) loss on extinguishment of debt of $1.4 million, offset by; (iii) the $4.9 million tax benefit on the additional transaction costs estimated to be incurred and deductible for income tax purposes and (iv) eliminate the remaining historical Fleet stockholders' equity as follows:

($ in thousands) Total stockholders' equity	Amount
Estimated additional transaction costs incurred after December 31, 2016	$(10,798)
Loss on extinguishment of debt	(1,419)
Less tax benefit of estimated additional interest and transaction costs	4,887
Net adjustment to Prestige equity	(7,330)
Elimination of Fleet's historical equity	(70,914)
Net adjustment	$(78,244)

4. Adjustments to the unaudited Pro Forma Condensed Combined Statements of Income for the year ended March 31, 2016 and the nine months ended December 31, 2016

The unaudited pro forma consolidated financial statements have been prepared to reflect the acquisition of Fleet and the application of purchase accounting under ASC 805 "Business Combinations." The unaudited pro forma combined statement of operations for the fiscal year ended March 31, 2016 and for the nine months ended December 31, 2016 have been prepared to illustrate the effects of the Fleet acquisition including the refinancing of the Prestige debt facilities utilized to fund the acquisition, as if it occurred on April 1, 2015. Fleet has historically used a 52/53 week fiscal year ending closest to December 31. For purposes of the fiscal year ended March 31, 2016 data herein, a historical year ended January 2, 2016 was used for Fleet. For the nine months ended December 31, 2016 data herein, a historical nine months ended December 31, 2016 was used for Fleet.

(4a) Reflects net adjustments to depreciation and amortization as a result of the Fleet acquisition.

($ in thousands) Depreciation and amortization	Fiscal Year Ended March 31, 2016	Nine Months Ended December 31, 2016
Pro forma amortization of intangible assets acquired	$5,721	$4,291
Elimination of existing Fleet intangible asset amortization	(5,777)	(4,931)
Additional pro forma depreciation related to the step-up of property, plant and equipment	562	422
Net adjustment to depreciation and amortization (1)	$506	$(218)
(1) Amortization expense related to the amortizable assets has been included for the acquisition of Fleet. Accordingly, the pro forma adjustments for the fiscal year ended March 31, 2016 and the nine months ended December 31, 2016 represent the amortization that would be required to be recorded over the amortization that Fleet had already recorded in their income statement for the same period. Additionally, Fleet had originally included their depreciation and amortization in selling, general and administrative costs and such amounts have been reclassified to depreciation and amortization this pro forma presentation.

(4b) Reflects the incremental interest expense as a result of the Fleet acquisition, which is calculated as follows:

($ in thousands) Long term debt and interest expense		Fiscal Year Ended March 31, 2016	Nine Months Ended December 31, 2016
Incremental Term Loan interest expense	(1)	$26,072	$19,554
Incremental ABL Revolver interest expense	(2)	1,821	1,366
Incremental amortization of financing costs	(3)	499	374
Total incremental Prestige interest expense		28,392	21,294
Eliminate existing Fleet historical interest expense		(21,978)	(19,782)
Incremental interest expense	(4)	$6,414	$1,512
(1) Represents the interest on the additional $740.0 million Term Loan Credit Facility, assuming an interest rate of 3.523%.
(2) Represents interest on the additional $90.0 million borrowed on the ABL Revolver for the Fleet acquisition, assuming an interest rate of 2.023%.
(3) Represents the additional debt financing cost amortization using the effective interest rate method.

(4) The interest charged on the ABL Revolver and Term Loan B-4 is variable based upon the 1 month LIBOR rate. An increase or (decrease) of 0.125% in the LIBOR rate would increase or (decrease) annual interest expense by approximately $1.0 million.

(4c) Reflects expenses related to the acquisition that were recorded by Fleet and Prestige in their respective historical financial statements that are not recurring.

($ in thousands) Acquisition costs	Fiscal Year Ended March 31, 2016	Nine Months Ended December 31, 2016
Amount recognized by Prestige	$—	$(1,452)
Amount recognized by Fleet	—	(2,238)
Elimination of acquisition costs recognized in the historical financial statements	$—	$(3,690)

(4d) Reflects the estimated income tax rate applied to the pro forma adjustments of 40%, the expected statutory rate. All other tax amounts are stated at their historical amounts, as the combined company's overall effective tax rate has not yet been determined.

($ in thousands) Provision for income taxes	Fiscal Year Ended March 31, 2016	Nine Months Ended December 31, 2016
Pre tax pro forma adjustments	$(6,920)	$2,396
Tax rate applied	40%	40%
Net pro forma tax provision (benefit)	$(2,768)	$958